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                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT is made as of the 27th day of May, 1999, by and between PROLOGIC MANAGEMENT SYSTEMS, INC., an Arizona corporation (the "Company"), and James M. Heim, an individual residing in Tucson, Arizona (the "Executive").


         R E C I T A L S :

         WHEREAS, the Company desires that the Executive be employed by the Company in order to ensure that the services of Executive shall be available to the Company on a long term basis;

         WHEREAS, Executive desires to be employed by the Company on the following terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         A G R E E M E N T :

         1.       The Employment Period.

                  (a) Initial Period. The "Employment Period," shall be April 1, 1999 to March 31, 2002 ("Original Employment Period"), unless terminated or renewed pursuant to the terms of this Agreement.

                  (b) Renewal. Subject to Section 4, upon written notice to the Company of Executive's interest in continuing his employment with the Company no less than ninety (90) days prior to the expiration of the Employment Period, the Company may elect to renew the Employment Period for one additional one (1) year period on substantially the same terms as the original Employment Period, provided, however, that at the option of the Executive, in place of the salary and options granted under Section 3 and the severance benefits provided in
Section 5, any renewal agreement will contain salary provisions, option grants and severance benefits which are similar in terms and conditions to those offered in general to the principal executive officers of the Company, its subsidiaries and affiliates.

                  (c) In the event that the Company does not exercise its option to renew the contract upon notice provided to Company in accordance with Section 1(b), Executive will receive a termination payment equal to six (6) months salary, to be paid on a monthly basis in accordance with the Company's policies as described in Section 3(a)(i).
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         2.       Employment and Duties.

                  (a) Employment. The Company hereby employs Executive for the Employment Period to perform such duties for the Company, its subsidiaries and affiliates as may be reasonably specified from time to time by the Company's Board of Directors or the representative designated by the Board of Directors (the "Board"). Executive hereby accepts employment with the Company as President and Chief Executive Officer (or an alternative executive officer position if there is a restructuring of the Company, or their subsidiaries or affiliates), reporting directly to the Board of the Company. It is understood that Executive will use best efforts to perform his duties in the manner directed by the Board and in compliance with all federal, state and local laws, ordinances and regulations.

                  (b) Time Devoted to Duties. Executive shall devote substantially all of his non-personal time and efforts to the business of the Company, its subsidiaries and affiliates, the amount of such time to be sufficient to permit him to diligently and faithfully to serve and endeavor to further the Company's interests to the best of his ability. Executive shall not, during the Employment Period, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary gain) that is or may be competitive with, or that might place him in a competing position to that of the Company or its subsidiaries or affiliates, provided, however, that an investment of less than one percent (1%) in a public company which competes with the Company but with which Executive has no other involvement will not violate the terms hereof. The Executive hereby represents that his employment hereunder and compliance by him of the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement by which he may be bound.

         3.       Compensation.

                  (a) Monetary Remuneration and Benefits. During the Employment Period, the Company shall pay to Executive for all services rendered by him in any capacity:

                           (i) Salary. An annual salary of One Hundred Sixty Thousand Dollars ($160,000), payable pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. This rate may be subject to increases from time to time in the sole and exclusive discretion of the Board.

                           (ii) Acquisition Bonus. A bonus based on the value of all acquisitions completed during the term of this agreement which shall be one quarter of one percent (0.25%) of the purchase price of each acquisition payable over six months following each acquisition. At the option of the Executive, up to fifty percent (50%) of this bonus may be paid in common stock of the Company, wherein, for valuation purposes herein, the price of the stock would be set by the Board of Directors.


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                           (iii) Consolidated Earnings Bonus. A bonus based on
         the increase of "Consolidated Earnings before Taxes, Depreciation and Amortization," (EBTDA) which shall be an amount equal to two percent (2%) of the annual increase in the Consolidated EBTDA earnings of the Company for each fiscal years ending March 31, 2000, March 31, 2001 and March 31, 2002 ("Consolidated Earnings Bonus"). These annual earnings calculations will be subject to adjustment for acquisitions that were made during each fiscal year on a prorated basis. For example, if an acquisition with an EBTDA of $2.6M (based on final purchase price valuation purposes) completed at the end of the second quarter, then for purposed of calculating performance under this section, $1.3M would be added to the prior year's fiscal Consolidated EBTDA earnings. The calculations regarding EBTDA shall be in conformance with general accepted accounting standards as specified by the AICPA.

                           (iv) Company Bonus Plan. In the event that the Board of Directors of the Company shall adopt a company-wide bonus plan for which all executive-level employees shall be eligible (the "Company Plan"), then Executive shall be entitled to make an election to participate in the Company Plan. Such plan will become effective only at the commencement of Company's fiscal year, and Executive shall have the opportunity to make his election to participate at that point in time. If Executive elects to participate in the Company Plan, Executive shall irrevocably forfeit all of his future rights under the Consolidated Earnings Bonus as specified in Section 3 (a) (iii) above, and shall be entitled to participate only in the Company Plan from that point forward.

         All bonuses set forth in Section 3(a) (iii) shall be paid annually, within ninety (90) days after the completion of each annual period. However, upon review and approval by the Compensation Committee appointed by the Board of Directors, Executive shall be entitled to receive a quarterly draw against his Consolidated Earnings Bonus in an amount equal to fifty percent (50%) of such bonus earned during the fiscal quarter. Such quarterly draws shall be paid within thirty (30) days after the close of the quarter. The remainder of the Consolidated Earnings Bonus shall be paid annually pursuant to the terms contained herein. In the event that the quarterly draws paid to Executive should exceed the total of the Consolidated Earnings Bonus earned for the annual period, then any such excess payment shall be deducted from the Executive's salary.

                  (b) Upon execution of this Agreement, Executive shall be granted an option to purchase, for a period of five years from the date of grant, an aggregate total of two hundred and fifty thousand (250,000) shares of Prologic Common Stock (the "Options") at $.50 per share, in the form of a standard Option Agreement made in accordance with, and subject to, the Prologic 1994 Stock Option Plan or its successor plan (the "Plan"). The Options shall become exercisable as follows:

                           (i) Consolidated Earnings Incentive. The Options shall become exercisable at the rate of 20,000 shares per $1,000,000 of the consolidated EBTDA earnings as described herein on a cumulative basis starting April 1, 1999 through the term of this agreement; and


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                           (ii) Acquisition Incentive. The Options shall become
         exercisable at the rate of 10,000 shares per each successive $5,000,000 of acquisition value completed during the term of this agreement; and

                           (iii) Time Incentive. The Options shall become exercisable at the rate of 25,000 shares per year of employment by Executive completed during the term of this agreement beginning with the completion of the first year of employment effective on March 31, 2000.

                           (iv) Limitation. The total number of shares exercisable under option under this agreement shall be limited to the total as specified in Section 3 (b) above.

                           (v) The Company will diligently endeavor to comply with all applicable securities laws in connection with any Options to be granted in connection with the Plan and before any shares are issued pursuant to Options. Without limiting the generality of the foregoing, the Company may require from the optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary or advisable in order to comply with the Securities Act of 1933 as then in effect ("Securities Act"), and may require that the optionee agree that any sale of the shares will be made only in such manner as is permitted by the Board. The committee supervising the Plan may, in its sole discretion, cause the Shares underlying the Options to be registered under the Securities Act, and the committee will give positive consideration to effecting such registration. Optionee shall take any action reasonably requested by the Company in connection with registration or qualification of the Shares under federal or state securities laws.

                           (vi) In place of the standard Option Agreement as described at the beginning of this Section, the Executive may elect to purchase the total amount of shares eligible (250,000 shares) under the Option Agreement on or before June 30, 1999. If the Executive makes such election, the shares issued shall be subject to a repurchase provision of the Company based on the amount of shares that have not been earned under Sections 3 (b) (i), (ii) and (iii). The amount to be paid by the Company under the repurchase provision shall be paid on the earlier of ninety days of the termination of employment of Executive under this agreement or June 30, 2002. The amount due shall be $0.50 per share plus interest on the original stock purchase by the Executive at a rate equivalent to the increase in the Consumer Price Index for Greater Los Angeles Area for the period of time beginning with the purchase by the Executive and ending with the repurchase by the Company.

                  (c) Vacation. During the Employment Period, Executive will be given four (4) weeks vacation with full pay and benefits each year, exclusive of the Company holidays, pursuant to the policies regularly established and as they may be amended by the Company; provided, however, that Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries and


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affiliates. The Company acknowledges that Executive also has accumulated vacation time as of March 31, 1999 of eight weeks as an employee of the Company which he will not lose during the Employment Period and without prejudice to accruing new vacation time during the term of this agreement.

                  (d) Expenses. During the Employment Period, the Company agrees to reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's reimbursement policies as they may be amended from time to time during the Employment Period, including expenses related to company provided transportation. The Parties agree that company will provide transportation during the term of this agreement with a maximum lease payment of $850.00 per month.

                  (e) Office and Staff. The Company will provide Executive with appropriate facilities and support services as may reasonably be required by the Executive for the proper discharge of his duties hereunder.

                  (f) Participation in Plans. As he becomes eligible and continues to be eligible therefor, the Company shall provide the Executive with the right to participate in such plans or programs generally made available by the Company to or for the benefit of, its executives.

                  (g) Other Executive Benefits. As he becomes eligible and continues to be eligible therefor, the Company will provide such employee benefits as are provided by the Company to its other principal executives hereunder, including insurance coverage, if any, on any policy for the Company's principal executive officers and directors, and when applicable, coverage as reasonably available to Executive as an Executive Officer of the Company.

         4.       Termination of Employment.

                  (a) By Death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3 (a) through the end of the month in which death of the Executive occurs. During the term of the agreement, the Company will provide a term life insurance policy of $500,000 on the Executive with beneficiaries to be specified by the Executive. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of Executive's heirs to the benefits of any life insurance plan purchased by the Company.

                  (b) By Disability. If, in the sole opinion of the Board, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety
(90) days in the aggregate or sixty (60) consecutive days in any twelve-month period (the "Disability Period"), then, to the extent permitted by law, the Employment Period shall terminate on, and the compensation to which Executive is entitled pursuant to Section 3(a) shall be paid up through, the last day of the month of the Disability Period (of ninety (90) days or sixty (60) days, as applicable) and the severance payments to which he is entitled pursuant to
Section 5(a), and thereafter the Company's obligations hereunder shall


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terminate. Nothing in this Section shall affect Executive's rights under any disability insurance plan in which he is a participant.

                  (c) By the Company for Cause. The Company may terminate, without liability and without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement, the Employment Period for Cause (as defined below) at any time and without advance notice. The Company shall pay Executive the compensation to which he is entitled pursuant to
Section 3 including vacation and other benefits through the end of the day upon which notice is received and that which he is entitled to under Section 5 (b), and thereafter the Company's obligations hereunder this Agreement shall terminate. Termination shall be for "Cause" if:

                           (i) Executive acts or fails to act and such act or failure to act is, in the reasonable opinion of the Board, in bad faith and to the material detriment of the Company or its subsidiaries or affiliates;

                           (ii) Executive refuses or fails to act in accordance with any direction or order of the Board if such failures or refusals, individually or in the aggregate, are, in the reasonable opinion of the Board, material to Executive's performance and such performance does not, in the good faith and reasonable judgment of the Executive, result in or violate any applicable federal, state or local law, ordinances or regulations;

                           (iii) Executive commits any act of dishonesty or a felony affecting the Company, its subsidiaries or affiliates and such act of dishonesty or felony adversely affects the Company, its subsidiaries or affiliates or their or its reputation, business or business relationships in a material manner;

                           (iv) Executive has a chemical or alcohol dependency, which interferes with the performance of the Executive's duties and responsibilities under this Agreement;

                           (v) Executive commits gross misconduct or neglect, or, in the reasonable opinion of the Board, demonstrates gross incompetence in the management of the affairs of the Company or its subsidiaries or affiliates;

                           (vi) Executive is convicted of a felony or any crime involving moral turpitude, fraud or misrepresentation; or

                           (vii) Executive materially breaches any term of this Agreement, if such breach is not cured within ten (10) days after written notice thereof is provided by the Company to the Executive.

                  (d) By the Company without Cause. The Employment Period may be terminated without Cause by the Company only upon the written consent of the Executive. In the event the Company terminates the Employment Period without Cause and without the written consent of the Executive, the Company shall provide thirty (30) days advance written notice to


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Executive and shall pay to Executive the severance payment to which he is entitled to pursuant to Section 5(a), and thereafter the Company's obligations hereunder shall terminate.

                  (e) By Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason" (as described below) upon thirty (30) days written notice. The Company shall pay to Executive the severance payment to which he is entitled to pursuant to Section 5(a), and thereafter the Executive's and the Company's obligations hereunder shall terminate. Termination by Executive shall be for "Good Reason" if:

                           (i) The duties and responsibilities and status assigned to Executive are not reasonably consistent with the position and responsibilities originally assumed by Executive under this Agreement or there is a material adverse change (which is under the reasonable control of the Company) in the work environment as it applies to Executive, in each case having a material negative effect on Executive's employment position; or

                           (ii) The Company, without the Executive's consent, requires the relocation of the offices at which Executive is principally employed on the date hereof to a location more than 50 miles from such location or requires Executive to be based other than the Company's offices at such location, except for business travel by Executive as shall be required only as reasonably necessary to permit Executive to properly perform his duties hereunder; and

                           (iii) The Company fails to cure within thirty (30) days of the Company's receipt of notice from Executive of Company's failure to perform its material obligations to Executive under this Agreement.

                  (f) By Executive without Good Reason. The Employment Period may be terminated without Good Reason by the Executive only upon the written consent of the Company. In the event the Executive terminates the Employment Period without Good Reason and without the written consent of the Company, the Executive shall provide thirty (30) days advance written notice to the Company and the Company shall have the rights set forth in Section 5(b). Thereafter, Executive's obligations hereunder, except for those set forth in Section 6, shall terminate.

                  (g) By Company and Executive upon Mutual Agreement. The Employment Period may be terminated upon the written consent of both the Company and the Executive on terms to be mutually agreed upon. Thereafter, the Company's and Executive's obligations hereunder shall terminate.

         5.       Benefits Upon Termination of Employment Period.

                  (a) Termination of Employment by Disability, by the Company without Cause or by Executive for Good Reason. In the event of termination prior to the completion of the Original Employment Period by the Company as a result of Executive's Disability or, by the Company without Cause, or by the Executive for Good Reason (as defined in Section 4(e)),


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Executive shall be entitled to all compensation and accrued benefits earned by him, including bonuses, prior to the date of termination as provided for in this Agreement, pro rata up to and including that date, together with an amount equal to the greater of twelve (12) months compensation or the balance of the compensation remaining in the Original Employment Period (the "Severance Period"), as full and complete severance compensation. Compensation as used in this section is to be based on estimated compensation based on benefits and salary as well as Consolidated Earnings Bonuses due under Sections 3 (a) (iii) or (iv) during the Severance Period as well as any bonuses due under Section 3
(a) (ii) based on any acquisition which the Executive was in contact with during his employment that closes within six months of the date of termination Thereafter, the Company's obligations to the Executive shall terminate. Furthermore, to the extent permitted by applicable laws and the Plan, all stock options granted to Executive in connection with this Agreement shall become immediately and fully exercisable.

                  (b) Termination of Employment by Company for Cause or by Executive for Other Than Good Reason. In the event of termination prior to the completion of the Original Employment Period by the Company for Cause or by Executive other than for Good Reason, the Company shall pay to the Executive the compensation set forth in Section 3 earned and accrued by him prior to the date of termination. Upon such payment, the Company's obligations to the Executive shall terminate. The Executive shall not be entitled to any other compensation or other severance payment, including those set forth in Section 1(b). Thereafter, the Executive's obligations to the Company, except those set forth in Section 6, shall terminate. Furthermore, to the extent permitted by applicable laws and the Plan, all stock options granted to Executive in connection with this Agreement, but not yet exercisable on a pro rata basis at the date of termination, shall become null and void.

                  (c) Excess Payments. Notwithstanding anything contained in this Section or any other section of this Agreement to the contrary, if any compensation or benefit payment shall be considered in the aggregate to be an "excess parachute payment" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, all such compensation and benefits shall be reduced and, or extended over a period of time, upon the written request of the Executive, to the extent required to prevent such compensation and benefits, in the aggregate, from being considered an "excess parachute payment".

         6.       Preservation of Business.

                  (a) General. During the Employment Period and subject to the provisions of Section 2(b), Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, the services of present and future employees and to advance its business relations with its joint venture partners, suppliers, distributors, customers and others.

                  (b) Uniqueness of Services; Interference with Business; Competitive Activities. The parties agree that the services that Executive will perform hereunder are special, unique and extraordinary in nature and that, if the Executive breaches the terms of this Agreement, it may reduce the value of the Company and the Company may be entitled in appropriate instances (and


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in addition to any remedy that it may have at law) to any equitable relief, including injunctive relief, that may rightfully be awarded under applicable law. Executive agrees that during the Employment Period and for one year after termination thereof (the "Restricted Period"), he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company or its subsidiaries or affiliates any strategic business opportunities in terms of acquisitions and, or mergers in which it, the Company, its subsidiaries or affiliates are engaged, or have the reasonable expectation of engaging in, including, without limitation, the solicitation of or interference with any of its potential acquisitions, business partners, or prospective merger candidates within the United States (the "Restricted Area"), or (ii) employ, solicit for employment, or recommend for employment during the Restricted Period any person employed by the Company, or by any of its subsidiaries or affiliates, during the period of such person's employment and for a period of six (6) months after such employee's termination. Executive expressly acknowledges that the subject matter, territorial and time restrictions contained in this paragraph are reasonable and are properly required for the adequate protection of the Company's property interests.

                  (c) Consequences of Termination by Company without Cause or Termination by Executive with Good Reason. The covenants contained in Section 6(b) will terminate immediately if the Company terminates this Agreement without cause or Executive terminates this Agreement with Good Reason, provided that, during the period that the Executive continues to receive payment of severance benefits as provided in Section 5 hereof, Executive will not compete with the Company or their affiliates, or contact or attempt to contact the Company's or their affiliates', employees or customers (except with respect to matters unrelated to his services hereunder); shall not utilize the property of the Company or it's affiliates, including intellectual property, and shall under no circumstances act for, with or on behalf of, as an employee or otherwise, a competitor where he would be involved in direct competition with the Company, or it's affiliates.

                  (d) Confidentiality and Non-Disclosure. During the course of employment, Executive may become aware of certain methods, practices, procedures and other proprietary information and inventions with which the Company conduct their business, including but not limited to, trade secrets, confidential information, knowledge, inventions, data or other information related to the Company relating to products, processes, know-how, designs, customer lists, business plan, marketing plans and strategies, and pricing strategies or any subject matter pertaining to any business of the Company, or any of their clients, licensees or affiliates, all of which the Company, and Executive agree are proprietary information and as such are trade secrets and the property of the Company, including any Confidential Property created by Executive during the term of his employment and other proprietary information and inventions (herein "Confidential Property"). Executive agrees to keep confidential, except as the Company may otherwise consent in writing in advance, and not to disclose, or make any use of except for the benefit of the Company, at any time either during or subsequent to his employment, any Confidential Property which Executive may produce, obtain, learn or otherwise acquire. Executive further agrees not to use or encourage the use by others, including other employees of the Company, of any Confidential Property. In the event of Executive's termination of employment with the Company for any reason whatsoever, Executive will promptly surrender and


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deliver to the Company all property of the Company including any Confidential
Property and records, materials, equipment, drawings and data of any nature pertaining to any Confidential Property of the Company. Executive will not take any written description containing or pertaining to any Confidential Property of the Company.

         7.       Dispute Resolution; Remedies.

                  (a) Mediation. In the event of any controversy or claim arising out of or related to this Agreement, or the breach thereof, which has not been settled through informal discussion and negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Employment Mediation Rules, and held in the Las Vegas, Nevada Offices of the AAA, or if not available, the Phoenix Regional Offices of the AAA, subject to the laws of the State of Arizona, before resorting to arbitration, provided, however, that any controversy or claims arising out of or related to Section 6 shall not be governed by this Section.

                  (b) Arbitration. In the event of any controversy or claim arising out of or related to this Agreement, or the breach thereof, which has not been settled through negotiation or the mediation procedures provided for in the previous paragraph, such controversy or claim shall be settled by binding arbitration administered by the American Arbitration Association (AAA) under its National Rules for the Resolution of Employment Disputes and held in the Las Vegas, Nevada Offices of the AAA, or if not available, the Phoenix Regional Offices of the AAA, subject to the laws of the state of Arizona, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided, however, that any controversy or claims arising out of or related to Section 6 shall not be governed by this Section.

         8.       Miscellaneous.

                  (a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the matters covered herein, and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated herein are terminated and shall be of no further force or effect.

                  (b) Assignment. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by the Executive shall be null and void. Executive hereby consents to the assignment of this Agreement to any of the Company's direct or indirect subsidiaries or any of their affiliates or any of their successors in interest, provided that such assignment shall not materially and adversely effect the employment and duties of Executive hereunder. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement


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and the performance of its obligations hereunder to any of their direct or indirect subsidiaries or any of their affiliates or any of their successors in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

                  (c) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

                  (d) Enforcement; Severability. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and is hereby authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. The Executive agrees that the provisions of Section 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period.

                  (e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

                           If to Executive to:

                           James M. Heim
                           2030 East Speedway
                           Tucson, Arizona  85719



                           If to the Company to:

                           Prologic Management Systems, Inc.
                           2030 East Speedway Boulevard
                           Tucson, Arizona  85719

Either party may, by notice to the other, change his or its address for notice hereunder.


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                  (f) Executive Acknowledgment. Executive acknowledges that (i)
he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                  (h) Headings. All headings appear in this Agreement for convenience only and shall not be used in construing the terms hereof.



         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


PROLOGIC MANAGEMENT SYSTEMS, INC.                          EXECUTIVE


By:  /s/ Richard E. Metz                                   /s/  James  M. Heim
     ---------------------------------                     ---------------------
Its:  Executive Vice President                             James M. Heim


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